PROSPECTUS SUPPLEMENT To Prospectus Dated December 15, 2025	Filed pursuant to Rule 424(b)(3) Under the Securities Act of 1933 in connection with Registration Statement No. 333-291395

SRx HEALTH SOLUTIONS, INC.

Up to 187,544,974 Shares of Common Stock

Offered by the Selling Stockholders

This prospectus supplement updates and supplements the information contained in the prospectus dated December 31, 2025 (as may be supplemented or amended from time to time, the “Prospectus”), which forms part of our registration statement on Form S-1 (File No. 333-291395), as amended, with the information contained in our Current Report on Form 8-K which was filed with the Securities and Exchange Commission on December 23, 2025 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

This prospectus relates to the resale from time to time by the selling stockholders named in this prospectus (collectively, the “Selling Stockholders”) or their permitted transferees (after the expiration of any applicable lock-up period, assuming the satisfaction of any applicable vesting conditions and subject to the beneficial ownership and stock exchange limitations described herein), of up to 187,552,665 shares of our common stock, par value $0.0001 per share (“Common Stock”) which consists of (a) 2,900,551 shares of our common stock issuable upon the exercise of warrants to purchase Common Stock (“July Warrants”), purchased by certain investors pursuant to the Securities Purchase Agreement, dated July 7, 2025, (the “July PIPE SPA”) (the “July PIPE Financing”); (b) 171,373,512 shares of our common stock which represents 200% of the 31,158,945 shares of our common stock issuable upon the conversion of shares of our Series A Convertible Preferred Stock, par value $0.0001 (the “Series A Preferred Stock”) and 54,527,811 shares of our common stock issuable upon exercise of warrants to purchase Common Stock (“October Warrants”), purchased by certain investors pursuant to the Securities Purchase Agreement, dated October 27, 2025, (the “October PIPE SPA”) (the “October PIPE Financing”); (c) 491,628 shares of our common stock issuable in exchange for shares of the capital stock of SRx Health Solutions (Canada), Inc. (“SRx Canada”), a corporation organized under the laws of Ontario, Canada which are exchangeable for shares of our Common Stock on a one-for-one basis (the “Exchangeable Shares”); (d) 4,036,697 shares of our common stock, which were issued to certain other investors in private placement on April 24, 2025 (the “Private Placement”); (e) 3,792,586 shares of our common stock, which were issued to certain service providers in consideration of service provided (the “Service Provider Shares”); and (f) 4,950,000 shares of our common stock, which were issued to Halo Spin-Out SPV Inc. (“Spin-Out SPV”) pursuant to a Share Exchange Agreement (the “Exchange Agreement”) by and between the Company and SPV dated August 21, 2025 (such transaction, the “Share Exchange”). For more information about the Common Stock offered for resale by the Selling Stockholders pursuant to this prospectus, including the purchase prices paid by such Selling Stockholders for their securities, see “Information Related to Offered Securities” beginning on page 8 of this prospectus.

You should read the prospectus. this prospectus supplement and any additional prospectus supplement or amendment carefully before you invest in our securities.

Our Common Stock is listed on the NYSE American under the symbol “SRXH”. On December 26, 2025, the closing price of our Common Stock was $0.2810 per share.

We are a “smaller reporting company” under applicable federal securities laws and will be subject to reduced public company reporting requirements for so long as we remain a smaller reporting company.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in “Risk Factors” beginning on page 8 of this prospectus and any other risk factors contained in any applicable prospectus supplement and in the documents incorporated by reference herein and therein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 31, 2025.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 17, 2025

SRx Health Solutions, Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware	001-40477	83-4284557
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12400 Race Track Road

Tampa, Florida 33626

(Address of Principal Executive Offices) (Zip Code)

(Registrant’s Telephone Number, Including Area Code): (212) 896-1254

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value share	SRXH	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.07 Submission of Matters to a Vote of Security Holders.

On December 17, 2025, stockholders of SRx Health Solutions, Inc. (the “Company”) having not less than the minimum number of votes that would be necessary to authorize or take such actions at a meeting at which all shares entitled to vote thereon, pursuant to Section 216 of the General Corporation Law of the State of Delaware (the “DGCL”) and Section 7 of the Company’s Amended and Restated Bylaws, adopted October 8, 2025 (the “Bylaws”), as of the record date of December 12, 2025 (the “Record Date”), approved the following matters (the “Proposals”) by way of a written consent resolution:

● The change of the legal name of the Company from “SRx Health Solutions, Inc.” to “EMJX, Inc.” and of the NYSE ticker symbol from “SRXH” to “EMJX”, in each case conditioned upon the closing of the Transaction (defined below);

● The issuance of a number of shares of Common Stock, which may equal 20% or more of the Company’s issued and outstanding common stock and may be issued at lower than market value, in connection with a proposed transaction (the “Transaction”) with EMJ Crypto Technologies Inc., a corporation organized under the laws of Ontario, Canada (“EMJC”), CCC Crypto Corp., a Delaware corporation (“DelawareCo”), and certain other transferors, pursuant to which the Company will acquire EMJC, DelawareCo, and 100% of the intellectual property rights associated with the IP Asset (defined below), in accordance with the requirements of the NYSE American, and in connection with the Transaction, the appointment of Eric M. Jackson, PhD as the Company’s Chief Executive Officer and the Chairman of Board, pursuant to an Employment Agreement consistent with certain agreed upon terms. The “IP Asset” means all intellectual property rights, whether or not registerable, in any jurisdiction in the world, including without limitation copyrights, patent rights, trademark rights, trade secrets, and software, in connection with certain technology developed by or on behalf of EMJC, DelawareCo and the Transferors that uses artificial intelligence to predict outcomes from data sets (including an algorithm which is designed to outperform Bitcoin and Ethereum based on trading volatility), including all know-how, trade secrets, coding (source code and object code), designs, data, algorithms, formulae, specifications, processes, procedures, methods, techniques, ideas, software, tools, inventions, apparatus, creations, works of authorship (whether or not copyrighted) and other similar materials, and all reports, analyses, results and records relating to any of the foregoing, in each case in any form or embodied in any media, and whether or not registrable;

● An increase in the number of securities subject to the Company’s 2019 Incentive Award Plan to 10% of the Shares outstanding (on an as-converted basis) at the time of determination (but not lower than 3,432,915);

● To elect Simon Conway, Michael Young, Joshua A. Epstein, and Sammy Dorf to the Company’s Board of Directors, to serve for a term expiring at the 2026 annual meeting of shareholders and until his or her successor shall have been elected and qualified or until earlier resignation, removal from office or death;

● The approval, on a non-binding, advisory basis, of the compensation of the Company’s named executive officers; and

● The ratification of the appointment of Davidson and Company LLP as the Company’s independent registered public accountant for 2025.

Under Sections 216 and 228 of the DGCL, and Sections 7 and 10 of the Bylaws, the affirmative vote of the holders of one third of the Company’s outstanding voting capital stock was required to approve each of the Proposals. On the Record Date, there were issued and outstanding shares of the Company’s capital stock representing 27,723,906 votes on an as converted basis. The stockholders from whom the Company obtained the written consent in lieu of a meeting held in the aggregate 12,591,645 shares of voting capital stock (on an as converted basis) representing 45.42% of the outstanding voting power of the Company’s stockholders. As each of the Proposals was approved by written consent, there were no votes against, abstaining or broker non-votes in relation to these matters.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SRx Health Solutions, Inc.

By:	/s/ Carolina Martinez
Name:	Carolina Martinez
Title:	Chief Financial Officer

December 23, 2025